Exhibit 9


                                                    April 20, 2006

Cascade Bancorp
1100 NW Wall Street
P.O. Box 369
Bend, Oregon 97709

     Re: Transfer of Shares to Thomas M. Wells, Clarence Jones and John Lambert and Carol A. Lambert


     Reference is made to the Shareholders Agreement, dated as of December 27, 2005, by and among Cascade Bancorp (the "Company"), myself and each person listed on Schedule A thereto (the "Shareholders Agreement").

     Immediately or shortly following the effective time of the Merger (as such term is defined in the Shareholders Agreement), I intend to transfer by way of an outright gift and without receipt of any payment of consideration in exchange therefor 35,000 Shares (as such term is defined in the Shareholders Agreement) as follows: (i) 20,000 Shares to Thomas M. Wells, (ii) 10,000 Shares to Clarence Jones and (iii) 5,000 Shares to John Lambert and Carol A. Lambert, jointly (each of (i), (ii) and (iii), a "Transfer", and collectively, the "Transfers"). To my knowledge, after giving effect to the Transfers as outlined above, neither Thomas M. Wells, Clarence Jones, John Lambert nor Carol A. Lambert will own five percent (5%) or more of the Total Outstanding Common Stock (as such term is defined in the Shareholders Agreement). I hereby request, pursuant to Section 2.03(i) of the Shareholders Agreement, that the Company consent to each Transfer. If the Company so consents, I understand that upon receipt of their respective Shares, none of Thomas M. Wells, Clarence Jones, John Lambert or Carol A. Lambert will be a party to the Shareholders Agreement, and none of the Shares held by any or all of them will be subject to the Shareholders Agreement; provided, that each such person will be entitled to sell such person's Shares pursuant to an effective registration statement filed in connection with Section 4 of the Shareholders Agreement (subject to the restrictions set forth in each such person's Investor Representation Letter, dated the date hereof); provided, further, that none of such persons shall be entitled to make any demand or request to the Company to file or withdraw a registration statement pursuant to
Section 4 of the Shareholders Agreement.




                                                       /s/ David F. Bolger
                                                     ---------------------------
                                                     Name:  David F. Bolger

Accepted and agreed to as of the date first written above:


CASCADE BANCORP

By   /s/ Patricia L. Moss
   ---------------------------------
   Name:   Patricia L. Moss
   Title:  President